Exhibit 10.4

POTLATCH CORPORATION

SALARIED SUPPLEMENTAL BENEFIT PLAN II

Effective December 5, 2008

POTLATCH CORPORATION

SALARIED SUPPLEMENTAL BENEFIT PLAN II

Effective December 5, 2008

SECTION 1. INTRODUCTION.

(a) The Potlatch Corporation Salaried Supplemental Benefit Plan II (the “Plan”) was established effective December 5, 2008. The purposes of the Plan are:

(i) to supplement benefits provided under the Retirement Plan to the extent such benefits are reduced due to the limits of section 401(a)(17) or 415 of the Code;

(ii) to provide retirement benefits that take into account deferred Incentive Plan awards;

(iii) to provide retirement benefits to certain executives calculated as if they received a standard bonus award under the Incentive Plan; and

(iv) to supplement benefits provided under the 401(k) Plan to the extent that a participant’s allocations of Company Contributions or Allocable Forfeitures are reduced due to the limits of section 401(a)(17), 401(k)(3), 401(m) or 415 of the Code or because the participant has deferred an Incentive Plan award.

(b) This Plan is a successor plan to the Potlatch Forest Products Salaried Employees’ Supplemental Benefit Plan II (the “PFPC Plan”), with respect to those individuals identified as “Potlatch Employees” pursuant to the Employee Matters Agreement by and between Potlatch Corporation and Clearwater Paper Corporation (the “EMA”). Pursuant to the EMA, all accrued benefit liabilities under the PFPC Plan with respect to Potlatch Employees have been transferred to and assumed by this Plan.

(c) This Plan also is a successor plan to the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan (the “Prior Plan”). Effective December 31, 2004, the Prior Plan was frozen and no new benefits are to accrue under it; provided, however, that any benefits accrued and vested under the Prior Plan before January 1, 2005 continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004 or on the date of any later amendment, provided that such amendment is not a material modification of the Prior Plan under section 409A of the Code and regulations promulgated there under (rules relating to nonqualified deferred compensation plans).

(d) Pursuant to the EMA, all accrued benefit liabilities under the Prior Plan with respect to “Clearwater Employees” (as defined in the EMA) have been transferred to and assumed by the Clearwater Paper Corporation Salaried Supplemental Benefit Plan.

(e) Any benefits that accrued under the Prior Plan with respect to Potlatch Employees before January 1, 2005 but that were unvested after December 31, 2004 and any benefits that accrued under the Prior Plan after December 31, 2004 are deemed to have accrued under this Plan and all such accruals are governed by the terms and conditions of this Plan as it may be amended from time to time.

(f) This Plan is intended to be a deferred compensation plan, for the benefit of a select group of management or highly compensated employees of Potlatch Corporation and its affiliates (the “Corporation”). The Corporation intends that the existence of a trust, if any, will not alter the characterization of the Plan as “unfunded” for purposes of ERISA, and will not be construed to provide income to the Participants under the Plan prior to actual payment of the vested accrued benefits hereunder. The Plan is intended to comply with the requirements of section 409A of the Code.

(g) Capitalized terms used in the Plan (other than those defined in Section 2 hereof) shall have the same meanings given to such terms in the Retirement Plan or the 401(k) Plan, as the context may require.

SECTION 2. DEFINITIONS.

(a) “Actuarial Equivalent” shall mean “actuarial equivalent” as defined in the Retirement Plan.

(b) “Affiliate” means any other entity which would be treated as a single employer with Potlatch under Section 414(b) or (c) of the Code, provided that, for purposes of determining whether a Separation from Service has occurred, in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(c) “Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.

(d) “Change of Control” shall mean

(i) Upon consummation of a merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries),

(B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and

(C) at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) On the date that individuals who, as of 11:59 p.m. (Pacific) on the date of the Distribution, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board on or subsequent to the day immediately following the date of the Distribution whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or

(iii) Upon the acquisition on or after the date of the Distribution by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either

(A) the then Outstanding Common Stock, or

(B) the combined voting power of the Outstanding Voting Securities;

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):

(I) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,

(II) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or

(III) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(d)(i); or

(iv) Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of the Corporation; or

(v) Upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Executive Compensation and Personnel Policies Committee of the Board of Directors.

(g) “Corporation” shall mean Potlatch Corporation.

(h) “Distribution” shall mean the distribution by the Corporation to its stockholders of all of the outstanding shares of the common stock of Clearwater Paper Corporation then owned by the Corporation, pursuant to the Separation and Distribution Agreement between the Corporation and Clearwater Paper Corporation.

(i) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(j) “401(k) Plan” shall mean the Potlatch Salaried 401(k) Plan.

(k) “Identification Date” means each December 31.

(l) “Incentive Plan” means the Potlatch Corporation Management Performance Award Plan, Management Performance Award Plan II, Annual Incentive Plan or any successor plan.

(m) “Key Employee” means a Participant who, on an Identification Date, is:

(i) An officer (a person holding the title of Vice President or higher, the Corporate Secretary, the Corporate Treasurer, the Controller, or other person designated as an officer by the Corporation or an Affiliate in its sole discretion) of the Corporation or an Affiliate having annual compensation greater than the compensation limit in section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Corporation and its Affiliates shall be determined to be Key Employees as of any Identification Date;

(ii) A five percent owner of the Corporation; or

(iii) A one percent owner of the Corporation having annual compensation from the Corporation and its Affiliates of more than $150,000.

If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(n) “Plan” shall mean this Potlatch Corporation Salaried Supplemental Benefit Plan II.

(o) “Prior Plan” shall mean the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan.

(p) “Retirement Plan” shall mean the Potlatch Salaried Retirement Plan.

(q) “Separation from Service” or “Separates from Service” shall mean termination of an Employee’s service as an Employee consistent with Section 409A of the Code and the regulations promulgated thereunder. For purposes of the Plan, “Separation from Service” generally means termination of an Employee’s employment as a common-law employee of the Corporation and each Affiliate of the Corporation. A Separation from Service will not be deemed to have occurred if an Employee continues to provide services to the Corporation or an Affiliate in a capacity other than as an employee and if the former employee is providing a level of bona fide services that is fifty percent (50%) or more of the average level of services rendered, during the immediately preceding thirty-six (36) months of employment with the Corporation or Affiliate; provided, however, that a Separation from Service will be deemed to have occurred if it is reasonably anticipated that an Employee’s service with the Corporation and its Affiliates will terminate after a certain date or the level of bona fide services that the Employee will perform after such date (whether as an employee or another capacity) will permanently reduce to a rate that is less than twenty percent (20%) of the bona fide level of services rendered, on average, during the immediately preceding thirty-six (36) months (or if employed by the Corporation and its Affiliates less than thirty-six (36) months, such lesser period). However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the service recipient is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

SECTION 3. ELIGIBILITY AND PARTICIPATION.

Participation in the Plan shall be limited to:

(a) All participants in the Retirement Plan whose benefits thereunder are reduced due to the limits of section 401(a)(17) of the Code (limiting the amount of compensation that may be taken into account under the Retirement Plan) or section 415 of the Code (limiting the annual benefits payable under the Retirement Plan);

(b) All participants in the Retirement Plan who are credited with deferred Incentive Plan awards;

(c) All participants in the Retirement Plan who otherwise participate in the Incentive Plan, who are officers of the Corporation and who are required by company policy to retire no later than the Normal Retirement Date; and

(d) All participants in the 401(k) Plan whose allocations of the Company Contributions or Allocable Forfeitures are reduced because the participant has deferred an Incentive Plan award or because of the limits of one or more of the following sections of the Code:

(i) section 401(a)(17) (limiting the amount of compensation that may be taken into account under the 401(k) Plan);

(ii) section 401(k)(3) (limiting participants’ Deferred Contributions to the 401(k) Plan);

(iii) section 401(m) (limiting participants’ Non-deferred Contributions and matching Company Contributions under the 401(k) Plan); or

(iv) section 415 (limiting overall annual allocations under the 401(k) Plan).

Any Employee with whom the Corporation has entered into a contract that provides benefits equivalent to any of the benefits described in this Plan shall not be eligible to participate in or receive benefits under this Plan to the extent of such equivalent benefits.

SECTION 4. AMOUNT OF PLAN BENEFITS.

A Participant’s Plan Benefit shall consist of (to the extent applicable to the Participant) (i) the Retirement Plan Supplemental Benefit and (ii) the 401(k) Plan Supplemental Benefit. All Plan Benefits shall accrue as of the last day of each Plan Year or as of the date, if earlier, on which the Participant Separates from Service.

(a) Retirement Plan Supplemental Benefit. A Participant’s Retirement Plan Supplemental Benefit shall be the amount determined under Subsection (i) below minus the amount determined under Subsection (ii).

(i) All Participants. A Participant’s Retirement Plan Supplemental Benefit shall be the difference between

(A) the actual vested benefits payable under the Retirement Plan to the Participant and his or her joint annuitant (if any) and

(B) the vested benefits that would be payable under the Retirement Plan if (i) the limitations imposed by sections 401(a)(17) and 415 of the Code did not apply, (ii) any deferred Incentive Plan award credited to the Participant had been paid to the Participant in the year it was deferred and (iii) any benefits payable under Appendix H of the Retirement Plan were not included.

In the case of any Participant who is an officer of the Corporation and who is required by the corporate mandatory retirement policy to retire no later than the mandatory retirement date, the Retirement Plan Supplemental Benefit also shall include the difference, if any, between the amount determined in Subsection (B) and the vested benefits that would be payable under the Retirement Plan if modified as in Subsection (B) above and also modified so that the Incentive Plan awards credited to the Participant (both deferred and not deferred) which were recognized by the Retirement Plan in the Participant’s Final Average Earnings had been 100% of the Standard Bonus (as defined in the Incentive Plan), considering for this purpose, only those years during which the Participant was an officer of the corporation and was required to retire not later than the mandatory retirement date under the corporate mandatory retirement policy; provided, however, that for individuals who retire in an Award Year beginning on or after January 1, 2007, the Standard Bonus will be used to calculate Final Average Earnings only with respect to periods prior to January 1, 2007.

(ii) Prior Plan Offsets. A Participant’s Retirement Plan Supplemental Benefit shall be reduced by the Participant’s retirement plan supplemental benefit accrued under the Prior Plan.

(b) 401(k) Plan Supplemental Benefit. A Participant’s 401(k) Plan Supplemental Benefit shall be the vested amount credited to a bookkeeping account established pursuant to this Section 4(b). As of the last day of each Plan Year commencing after December 31, 2004, each Participant whose allocations for such Plan Year under the 401(k) Plan are reduced as described in Section 3(d) above and who has made the maximum Participating Deferred and Participating Non-deferred Contributions permitted under the 401(k) Plan for such Plan Year shall have an amount credited to such bookkeeping account. The amount so credited shall be the difference between the amount of Company Contributions and Allocable Forfeitures actually allocated to the Participant under the 401(k) Plan for such Plan Year and the amount of Company Contributions and Allocable Forfeitures that would have been allocated to the Participant under the 401(k) Plan for such Plan Year if the Participant had made Participating Contributions equal to six percent of the Participant’s Earnings (determined without regarding to section 401(a)(17) of the Code and without regard to the deferral of any Incentive Plan award otherwise payable).

Through December 31 of the Plan Year preceding the Plan Year in which payment of the Participant’s entire 401(k) Plan Supplemental Benefit is made, the amount credited to such bookkeeping account shall be credited with earnings and losses based on the following:

(i) For periods prior to January 1, 2009, earnings shall be calculated using an interest rate equal to 70% of the higher of the following averages, compounded annually: (i) the prime rate charged by the major commercial banks as of the first business day of each month (as reported in an official publication of the Federal Reserve System) or (ii) the average monthly long-term rate of A-rated corporate bonds (as published in Moody’s Bond Record).

(ii) For periods on and after January 1, 2009 and prior to the date determined under Section 4(b)(iii), earnings shall be calculated using an interest rate equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of each calendar quarter.

(iii) Effective as soon as practicable after January 1, 2009 as determined by the Committee, for Participant groups identified by the Committee, earnings and losses shall be calculated by reference to the rate of return on one or more of the investment alternatives that are available under the 401(k) Plan and which are designated by the Committee as available under this Plan. Each Participant may select (in ten percent (10%) increments) which investment alternative(s) will be used for this purpose with respect to his or her bookkeeping account, and the alternative(s) selected need not be the same as the Participant has selected under the 401(k) Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed.

The Participant shall become vested in the Participant’s 401(k) Plan Supplemental Benefit upon the earliest of completion of two Years of Vesting Service, attainment of age 65 while an Employee, death while an Employee or Total and Permanent Disability.

SECTION 5. DISTRIBUTIONS OF PLAN BENEFITS.

Distributions of Plan Benefits shall be made after the Participant Separates from Service pursuant to the following procedures.

(a) Retirement Plan Supplemental Benefit. The Retirement Plan Supplemental Benefits shall be distributed beginning no later than ninety (90) days following the Participant’s attainment of age 55 or Separation from Service, whichever is later (the “Beginning Date”). If the Participant’s benefit is less than or equal to $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal Retirement) on the Beginning Date, the Participant’s benefit shall be paid in a lump sum.

If the Participant’s benefit is greater than $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal Retirement) on the Beginning Date, the Participant’s benefit shall be paid in the form of an annuity. The Participant may elect the form of annuity payment from the forms available under the Retirement Plan, excluding the Social Security Adjustment option, not more than thirty days after the Beginning Date. A Participant’s Retirement Plan Supplemental Benefit which is paid in the form of annuity shall be subject to the same actuarial adjustments for form of payment applicable to Retirement Plan benefits. If a Participant’s Retirement Plan Supplemental Benefit is payable before the Participant is first eligible to receive benefits under the Retirement Plan, the Retirement Plan Supplemental Benefit will be calculated to be the Actual Equivalent of the amount payable at Normal Retirement.

If the Participant fails to make an annuity election pursuant to this Section 5(a), the vested Retirement Supplemental Benefit shall be distributed in the form of Joint & Survivor 50% Annuity or Single Life Annuity if the Participant is unmarried.

(b) 401(k) Plan Supplemental Benefit. By the later of (i) January 31st of the calendar year immediately following the first calendar year in which the Participant first accrues a benefit under this Plan (or if earlier, thirty (30) days after first becoming eligible to participate in the Potlatch Corporation Management Deferred Compensation Plan), or (ii) to the extent authorized by the Committee, December 31, 2008, each Participant shall elect to receive distribution of the Participant’s vested 401(k) Plan Supplemental Benefit in ten or fewer annual installments or in a lump sum beginning in the Plan Year (but no later than March 15th of such Plan Year) following the Plan Year in which the Participant Separates from Service by filing the prescribed form with the Corporation. This election shall be irrevocable. Distribution will be made in accordance with the Participant’s election except as provided below. The amount of any annual installment shall be determined by dividing the amount credited to the Participant’s bookkeeping account as of the last day of the Plan Year preceding the date of distribution of such installment by the total number of installments elected by the participant less the number of installments already paid. For purposes of the Plan, installment payments shall be treated as a single distribution under section 409A of the Code. All annual installment payments shall be payable no later than March 15th of the payment year.

If the Participant fails to make an election pursuant to this Section 5(b), the vested 401(k) Plan Supplemental Benefit shall be distributed in a lump sum in the Plan Year (but no later than March 15th of such Plan Year) following the Plan Year in which the Participant Separates from Service.

If a Participant dies before the Participant’s 401(k) Plan Supplemental Benefit has been completely distributed, such remaining benefit shall be distributed in a lump sum as soon as practicable thereafter to the person who is or would be the Participant’s Beneficiary under the 401(k) Plan.

Notwithstanding the foregoing, a lump sum distribution shall be made in the Committee’s (or its delegate’s) discretion to clear out a small balance held for the benefit of the Participant (or his or her Beneficiary) provided that the Committee’s (or its delegate’s) decision is evidenced in writing prior to the date of the distribution, the distribution is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination of all benefits due under the plan and all other “account balance plans” treated as a single nonqualified deferred compensation plan with this Plan under Treasury Regulation Section 1.409A-1(c)(2).

To the extent that no bookkeeping account has previously been established for a Participant and if the amount to be credited to the Participant’s account is less than $1,000 in a Plan year, then no 401(k) Plan Supplement Benefit bookkeeping account shall be established for the Participant in such Plan Year and the deferred amount shall be distributed to the Participant in cash not later than the end of the Plan Year following the Plan Year in which such amount was deferred.

(c) Delayed Distribution to Key Employees. Notwithstanding any other provision of this Section 5, distributions of the Retirement Plan Supplemental Benefit and the 401(k) Plan Supplemental Benefit accounts made to a Participant who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six months if the Participant’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made pursuant to this Section 5 during such six-month period will be made in one lump sum payment, without adjustment for interest, not later than the last day of the second month following the month that is six months from the date the Participant Separates from Service. The determination of which Participants are Key Employees will be made by the Corporation in its sole discretion in accordance with this Section 5(c) and sections 416(i) (defining key employees) and 409A of the Code and the regulations promulgated thereunder.

(d) No Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in section 409A(a)(3) of the Code and regulations promulgated thereunder.

SECTION 6. MISCELLANEOUS.

(a) Forfeitures. Plan Benefits shall be forfeited under the following circumstances:

(i) If the Participant is not vested in the Retirement Plan Supplemental Benefit or 401(k) Plan Supplemental Benefit when the Participant Separates from Service; or

(ii) If the Participant is indebted to the Corporation or any affiliate at the time the Participant or the Participant’s joint annuitant or other Beneficiary becomes entitled to payment of a Plan Benefit. In such a case, to the extent that the amount of the Plan Benefit does not exceed such indebtedness, the amount of such Plan Benefit shall be forfeited and the Participant’s indebtedness shall be extinguished to the extent of such forfeiture.

(b) Funding. The Plan shall be unfunded, and all Plan Benefits shall be paid from the general assets of the Company or from assets held in a grantor trust that is subject to the claims of the Company’s general or judgment creditors.

(c) Tax Withholding. The Corporation shall make appropriate arrangements for satisfaction of any federal or state income tax or other payroll-based withholding tax required to be paid by the Participant upon the accrual or payment of any Plan Benefits.

(d) No Employment Rights. Nothing in the Plan shall be deemed to give any individual a right to remain in the employ of the Corporation or any affiliate or to limit in any way the right of the Corporation or an affiliate to terminate any individual’s employment with or without case, which right is hereby reserved.

(e) No Assignment of Rights.

(i) Except as otherwise provided in Section 6(a)(ii) with respect to a Participant’s indebtedness to the Corporation or an affiliate or in Section 6(e)(ii), the interest or rights of any person in the Plan or in any distribution to be made hereunder shall not be assigned (either at law or in equity), alienated, anticipated or subject to the attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Any act in violation of this Section 6(e)(i) shall be void.

(ii) All or any portion of a Participant’s Plan Benefit hereunder shall be subject to the creation, assignment or recognition of a right under a state domestic relations order that is determined to be a “qualified domestic relations order” (within the meaning of section 414(p) of the Code) under the procedures established by the Corporation for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders.

(f) Administration. The Plan shall be administered by the Committee. The Committee (or its delegate) shall make such rules, interpretations and computations as it may deem appropriate, and any decision of the Committee (or its delegate) with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of Plan Benefits, shall be conclusive and binding on all persons.

Within 30 days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three current (as of the effective date of the Change of Control) or former Company officers and directors of the Corporation, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

(g) Amendment and Termination.

(i) The Corporation expects to continue the Plan indefinitely. Future conditions, however, cannot be foreseen, and the Committee shall have the authority to amend or to terminate the Plan at any time. Notwithstanding the foregoing, the Vice President, Human Resources of the Corporation shall have the power and authority to amend the Plan provided that such amendment (i) does not materially increase the cost of the Plan to the Corporation or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, section 409A of the Code.

(ii) In the event of an amendment of the Plan, a Participant’s Plan Benefits shall not be less than the Plan Benefits to which the Participant would be entitled if the Participant had Separated from Service immediately prior to such amendment. In addition to the foregoing, the Plan may not be amended (including any amendment to this Section 6(g)) or terminated during the three-year period following a Change of Control if such amendment or termination would alter the provisions of this Section 6(g) or adversely affect a Participant’s accrued Plan Benefits.

(iii) Except as provided in Subsection (iv), in the event of termination of the Plan, the Participants’ Plan Benefits may, in the Committee’s discretion, be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 5, if earlier. If the Plan is terminated and the Plan Benefits are distributed, the Corporation, in compliance with section 409A of the Code shall terminate all account and non-account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account or non-account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.

(iv) The Committee may terminate the Plan upon a corporate dissolution of the Corporation that is taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Plan Benefits are distributed and included in the gross income of the Participants by the latest of (A) the Plan Year in which the Plan terminates or (B) the first Plan Year in which payment of the Plan Benefits is administratively practicable.

(h) Successors and Assigns. The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

(i) Claims and Review Procedure.

(i) Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Vice President, Human Resources. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 6(i).

(ii) Formal Benefits Claim – Review by Appeals Committee. A Participant may make a written request for review of any matter concerning his or her benefits under the Plan. The claim must be addressed to the Appeals Committee, Salaried Supplemental Benefit Plan II, Potlatch Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201. The Corporation’s Appeals Committee shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Appeals Committee shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Appeals Committee expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(iii) Notice of Denied Request. If the Appeals Committee denies a request in whole or in part, he shall provide the person making the request with written notice of the denial within the period specified in Subsection (ii) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination to review.

(iv) Appeal to Appeals Committee.

(A) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Appeals Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to: Appeals Committee, Salaried Employees’ Supplemental Benefit Plan II, Potlatch Corporation, 601 W. First Avenue, Suite 1600, Spokane, Washington 99201. The Appeals Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(B) The Appeals Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee’s review shall not be restricted to those provisions of the Plan cited in the original denial of the claim.

(C) The Appeals Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant with the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Appeals Committee expects to reach a decision on the appeal.

(D) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under section 502(a) of ERISA.

(E) The decision of the Appeals Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(v) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Subsection (ii) above, has been notified that the claim is denied in accordance with Subsection (iii) above, has filed a written request for a review of the claim in accordance with Subsection (iv) above, and has been notified in writing that the Appeals Committee has affirmed the denial of the claim in accordance with Subsection (iv); provided, however, that an action for benefits may be brought after the Appeals Committee has failed to act on the claim within the time prescribed in Subsection (ii) and Subsection (iv), respectively.

ADDENDUM A

AMENDMENT AND RESTATEMENT OF THE

ADDITIONAL BENEFITS PROVIDED TO MICHAEL J. COVEY

Except as provided in this amendment and restatement to Addendum A, all of the terms and conditions of the Potlatch Corporation Salaried Supplemental Benefits Plan II, or successor plan (the “Plan”), shall apply to any benefit payable under the Plan to Michael J. Covey. Potlatch Corporation (“Potlatch”) provided to Mr. Covey a minimum pension benefit guaranteed in his Employment Agreement dated February 6, 2006, as amended (the “Agreement”), which term ends on February 6, 2009, if he retires at or after age 55. The Agreement provides that Potlatch is obligated to continue to honor the retirement benefits set forth in Section 5(b)(iv) of the Agreement described below after the term of the Agreement ends. In addition, the amendment to the Agreement provides that Mr. Covey is fully vested in his Plan benefits, but not the minimum pension benefit provided in Section 5(b)(iv) of his Agreement, as of his first day of employment, which is consistent with the vesting of benefits provided to other Potlatch executives; provided, however, in the event of a Change of Control, as defined in the Plan, he will be vested in the minimum pension benefit immediately. This amended and restated Addendum A describes the benefits that will be provided to Mr. Covey under the Plan.

Michael J. Covey shall be fully vested in the Plan, except for the “Minimum Benefit” described below, on the first day of employment with Potlatch. Furthermore, if Mr. Covey Separates from Service, as defined in the Plan, at or after age 55, he will receive a Minimum Benefit under the Plan, determined as follows:

(a) The positive amount equal to $26,800 minus the Total Monthly Pension Benefits, as defined below (the “Difference”), shall be paid to Mr. Covey as provided herein.

(i) The “Total Monthly Pension Benefits” shall be the sum of the monthly vested benefit under the Company’s Plan and qualified pension plan, as described in Section 4(a)(i)(B) of the Plan (the “Company Pension Benefits”), plus the monthly benefit under Mr. Covey’s former employer’s supplemental pension plan and qualified pension plan that would have been provided to Executive, taking into consideration his termination date with his former employer (the “Former Company Pension Benefits”); provided that the Company Pension Benefits and the Former Company Pension Benefits shall be calculated as the actuarial equivalent of a single life annuity.

(b) The payment of the Difference as a monthly single life annuity shall be converted at the Beginning Date, as defined in the Plan, into the actuarial equivalent form that Executive has validly elected to receive his Retirement Plan Supplemental Benefit under the Plan, which amount shall be paid at the same time and in the same form as his Retirement Plan Supplemental Benefit.

(c) In the event that the Difference is zero or less, then no additional benefits shall be paid to Mr. Covey hereunder.

Notwithstanding the foregoing, if there is a Change of Control, as defined in the Plan, then Mr. Covey shall immediately vest in his Minimum Benefit and he shall receive his Minimum Benefit upon his Separation from Service without regard to attainment of age 55.

ADDENDUM B

ADDITIONAL BENEFITS PROVIDED TO BRENT STINNETT

Except as provided in this Addendum B, all of the terms and conditions of the Potlatch Corporation Salaried Supplemental Benefits Plan II (the “Plan”) shall apply to any benefit payable under the Plan to Brent Stinnett. In accordance with the foregoing, the retirement benefits guaranteed to Mr. Stinnett in his Offer Letter, dated July 18, 2006 and accepted by Mr. Stinnett on July 21, 2006 will be provided under this Addendum B to the Plan to the extent that such minimum retirement benefit are not provided by any other section of the Plan or under any other section of the Potlatch Salaried Retirement Plan or the Potlatch Salaried 401(k) Plan. The relevant section of Mr. Stinnett’s Offer Letter is reproduced below (references below to the Potlatch Forest Products Corporation Salaried Retirement Plan and Salaried Savings Plan shall be deemed to include references to the Potlatch Salaried Retirement Plan and Potlatch Salaried 401(k) Plan):

You will be considered 100% vested immediately in any benefit you accrue under the terms of the Potlatch Forest Products Corporation Salaried Retirement Plan and Potlatch Forest Products Corporation Salaried Savings Plan (“Qualified Plans”) and the Potlatch Corporation Supplemental Retirement Plan (“Non Qualified Plan”). Additionally, you will be treated as eligible for early retirement, death and disability benefits under the terms of both the Qualified and Non-Qualified Plans without meeting the Years of Service requirements that normally apply within these plans. The effect of this provision is to assure that you begin accruing non-forfeitable pension and 401(k) benefits immediately upon joining Potlatch, and that you may receive plan benefits earlier than age 65 if you should, die, become disabled or choose to retire early (“Qualifying Events”).

While considered as 100% vested under the terms of the Qualified Plans, no benefits will be payable under the Qualified Plan unless you meet the requirements contained within these plans. Rather, the Non Qualified Plan will provide and pay all benefits that accrue under the Qualified Plans, as well as, any benefits that accrue under the Non-Qualified Plan, as the case may be, upon the occurrence of a Qualifying Event.

ADDENDUM C

ADDITIONAL BENEFITS PROVIDED TO JANE CRANE

Except as provided in this Addendum C, all of the terms and conditions of the Potlatch Corporation Salaried Supplemental Benefits Plan II (the “Plan”) shall apply to any benefit payable under the Plan to Jane Crane. In accordance with the foregoing, the retirement benefits guaranteed to Ms. Crane in her Offer Letter, dated January 5, 2007 and accepted by Ms. Crane on January 8, 2007, will be provided under this Addendum C to the Plan to the extent that such minimum retirement benefits are not provided by any other section of the Plan or under any other section of the Potlatch Salaried Retirement Plan or the Potlatch Salaried 401(k) Plan. The relevant section of Ms. Crane’s Offer Letter is reproduced below(references below to the Potlatch Forest Products Corporation Salaried Retirement Plan and Salaried Savings Plan shall be deemed to include references to the Potlatch Salaried Retirement Plan and Potlatch Salaried 401(k) Plan):

You will be considered 100% vested immediately in any benefit you accrue under the terms of the Potlatch Forest Products Corporation Salaried Retirement Plan and Potlatch Forest Products Corporation Salaried Savings Plan (“Qualified Plans”) and the Potlatch Corporation Supplemental Retirement Plan (“Non Qualified Plan”). Additionally, you will be treated as eligible for early retirement, death and disability benefits under the terms of both the Qualified and Non-Qualified Plans without meeting the Years of Service requirements that normally apply within these plans. The effect of this provision is to assure that you begin accruing non-forfeitable pension and 401(k) benefits immediately upon joining Potlatch, and that you may receive plan benefits earlier than age 65 if you should, die, become disabled or choose to retire early (“Qualifying Events”).

While considered as 100 % vested under the terms of the Qualified Plans, no benefits will be payable under the Qualified Plans unless you meet the requirements contained within these plans. Rather, the Non Qualified Plan will provide and pay all benefits that accrue under the Qualified Plans, as well as, any benefits that accrue under the Non-Qualified Plan, as the case may be, upon the occurrence of a Qualifying Event.